AMENDMENT TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT TO THE SUB-ADVISORY AGREEMENT dated February 28, 1997 (the "Sub-Advisory Agreement") is between American Skandia Investment Services, Incorporated (the "Investment Manager"), INVESCO Trust Company ("INVESCO Trust"), and INVESCO Funds Group, Inc. ("IFG").

WHEREAS, the Investment Manager and INVESCO Trust entered into the Sub-Advisory Agreement, wherein the Investment Manager engaged INVESCO Trust to provide investment advice and other investment services with respect to the INVESCO Equity Income Portfolio (the "Portfolio") of the American Skandia Trust; and

WHEREAS, all of the former employees of INVESCO Trust that provide services to the Portfolio have become employees of IFG and henceforth IFG, rather than INVESCO Trust, will be providing sub-advisory services to the Portfolio; and

WHEREAS, INVESCO Trust is a wholly owned subsidiary of IFG.

NOW, THEREFORE the Investment Manager, INVESCO Trust, and IFG agree as follows:

     1. Name Change. The parties hereby agree that all references to the name "INVESCO Trust Company" contained in the Sub-Advisory Agreement are hereby changed to refer to "INVESCO Funds Group, Inc."

     2. Other Terms. Other than noted above, all terms and conditions of the Sub-Advisory Agreement are unchanged, and remain in full force and effect.

The effective date of this amendment is May 1, 1998.

FOR THE INVESTMENT MANAGER:                    FOR INVESCO TRUST COMPANY:





Date:                                           Date:

Attest:                                         Attest:

                                                FOR INVESCO FUNDS GROUP, INC.:





                                      Date:

                                     Attest: